Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

Enhanced Participation Notes™

Investor Products

RBS

RBS Enhanced Participation Notes
Risk/Reward Profiles


Full Exposure
Contingent Buffer
Fixed Buffer
Protection
RISK
REWARD

Enhanced Participation Notes™ ("EPNs") are market-linked investments that seek to enhance your exposure to market returns up to a stated cap. EPNs are unsecured and unsubordinated obligations of the RBS issuer that are linked to broad market measures, such as the S&P 500 Index, or to specific assets, such as stocks, currencies, commodities, or exchange traded fund shares. If held to maturity, and if the linked market measure appreciates, EPNs will pay a specified multiple (greater than 100% and up to 300%) of the return of the linked market measure, up to the stated cap. Like all debt securities, payments on EPNs are subject to the credit risk of the issuing company—in this case, either The Royal Bank of Scotland plc ("RBS plc") or The Royal Bank of Scotland N.V. ("RBS NV"), as specified in the applicable prospectus. However, unlike conventional bonds, EPNs involve risk to your principal invested if the linked market measure declines in value. EPNs are generally available in $1,000 increments with typical maturities of between one and three years.

There are three broad categories of EPNs with different levels of risk to principal at maturity. The last page of this fact sheet contains a brief summary of these categories. The following are examples of hypothetical EPN terms to show the return profiles of three EPN categories. EPNs are registered with the Securities and Exchange Commission ("SEC") and offered by means of a prospectus specific to the relevant EPN offering. Before buying any EPNs, you should read the relevant prospectus for a detailed explanation of the terms, risks, tax treatment and other relevant information. We also urge you to consult your accounting, legal and tax advisors before investing. Hypothetical information below does not reflect the terms of any actual EPN.

Category and Return Profile | Level of Principal at Risk at Maturity | Hypothetical Terms

EPNs WITH FULL EXPOSURE


Return at Maturity
25%
0%
Enhanced return up to the stated cap
Full downside exposure
0%
Linked Market Measure Movement

- Full exposure to any decline in the linked market measure.
- At maturity, you will be exposed to any decrease in the linked market measure on a one-to-one basis.
- You may lose some or all of your investment.

Term:	24 months
Upside Participation Rate:	300%
Maximum Return:	25%
Downside Exposure:	Full exposure (100% of principal invested at risk)

EPNs WITH FIXED BUFFER


Return at Maturity
20%
0%
Enhanced return up to the stated cap
Buffer
Full downside exposure beyond the fixed buffer
-10% 0%
Linked Market Measure Movement

- Full exposure to any decline in the linked market measure beyond the fixed buffer.
- At maturity, you will be exposed to any decrease in the linked market measure below the fixed buffer on a one-to-one basis.
- You may lose some or a substantial portion of your investment.

Term:	24 months
Upside Participation Rate:	200%
Maximum Return:	20%
Fixed Buffer:	10%
Downside Exposure:	Full exposure beyond the fixed buffer (i.e., 90% of principal invested at risk)

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

page 1 of 4

Category and Return Profile | Level of Principal at Risk at Maturity | Hypothetical Terms

EPNs WITH CONTINGENT BUFFER



Return of principal if Knock-Out Event does not occur
Enhanced participation up to the stated cap
Full downside exposure if a Knock-Out Event occurs
Return at Maturity
23%
0%
-30%
0%
Linked Market Measure Movement

- Full exposure to any decline in the linked market measure if the market measure falls to or below the contingent buffer level at any time during the term of the EPNs.
- The contingent buffer offers protection at maturity against a decrease in the linked market measure only if a Knock-Out Event does not occur. If a Knock-Out Event occurs, you will be exposed to any decrease in the linked market measure on a one-to-one basis.
- You may lose some or all of your investment.

Term:	24 months
Upside Participation Rate:	200%
Maximum Return:	23%
Contingent Buffer:	30%
Knock-Out Event:	Linked market measure falls to or below the contingent buffer level at any time during the term of the EPNs.
Downside Exposure:	Full Exposure if a Knock-Out Event occurs. No exposure if a Knock-Out Event does not occur; in this case, the EPN will offer protection of your invested principal at maturity against a decline in the value of the linked market measure.

Assuming the same maturity date and linked market measure, EPNs without a buffer (i.e., full exposure to any decline in the linked market measure) tend to have greater upside potential (i.e., higher upside participation rates and/or stated caps) than those with a buffer. Similarly, EPNs with a contingent buffer tend to have higher upside participation rates and/or stated cap than EPNs with a fixed buffer, assuming all other terms are the same. Any payment on the EPNs remains subject to the credit risk of RBS the issuer, which will be either RBS plc or RBS NV, as specified in the applicable prospectus.

What advantages do Enhanced Participation Notes provide?

Enhanced return, up to a cap. When EPNs mature, you will be entitled to receive any increase in the value of the linked market measure multiplied by the participation rate, up to a stated cap. For example, if the EPN that you buy promises to pay you 200% of any increase in the value of the linked market measure up to a stated cap of 25%, then, if the value of the linked market measure increases, you will receive at maturity twice the return of the linked market measure subject to a maximum return on the note of 25%. The enhanced participation feature can help investors to potentially outperform a direct investment in the linked market measure in a moderately bullish market environment, subject to a pre-determined cap.

Reduce market downside exposure (only for EPNs with a buffer).

- For EPNs with a fixed buffer, regardless of how the linked market measure performs, you will be entitled to receive at least a portion of the principal of the note back at maturity, subject to the credit risk of the issuer. The fixed buffer provides a modest protection of your investment against a decline in the value of the linked market measure. For an EPN with a 10% buffer, the linked market measure would have to decline 11% for you to experience a 1% loss, and 90% of your principal is at risk if the linked market measure falls to zero.
- EPNs with a contingent buffer provide a tactical cushion against a modest decline in the value of the linked market measure only if the linked market measure does not fall to or below the level of the contingent buffer at any time during the term of the EPN. If the value of the linked market measure falls to or below the level of the contingent buffer at any time during the term of the EPNs, you will be exposed to the full decrease in the value of the linked market measure with no cushion against any market measure decline. In such an instance, you will experience a 1% loss for every 1% decline in the value of the linked market measure, and you may lose some or all of your investment.

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

page 2 of 4

                                   Asset diversification. EPNs can provide
                                   exposure to a variety of market measures,
                                   including some not readily available through
                                   mutual funds or exchange traded funds.
                                   However, all EPNs of the same issuer will
                                   carry the same credit risk and, as such, will
                                   not offer portfolio diversification from a
                                   credit perspective.

                                   Strategic investment solution for an overall
                                   portfolio. EPNs offer investors a single
                                   packaged solution, which are more readily
                                   accessible to most investors than executing
                                   complicated investment strategies. They can
                                   play a strategic role as a portion of an
                                   investment portfolio by offering the
                                   potential for enhanced growth, up to a
                                   specified limit, while providing a modest
                                   protection against market declines in the
                                   case of EPNs with a buffer. EPNs are not
                                   meant to serve as the primary portion of any
                                   investment portfolio. As with all
                                   investments, you should carefully consider
                                   the risk of asset and credit concentration of
                                   EPNs in your portfolio.

What are some of the risks of
    an investment in Enhanced
         Participation Notes?      Poor market performance. If the linked market
                                   measure performs poorly, you could experience
                                   lower returns than anticipated and may lose
                                   some or all of your invested principal.

                                   Lower returns. Because returns are limited by
                                   a stated cap, if the linked market measure
                                   performs well, your returns could be lower
                                   than they would have been if you were
                                   invested directly in that market measure. In
                                   addition you will not receive any dividends,
                                   interest payments or other distributions from
                                   the linked market measure. Depending on the
                                   performance of the linked market measure,
                                   your EPNs may provide lower returns than
                                   other bonds.

                                   Limited liquidity. There may be little or no
                                   secondary market for the EPNs, so you may not
                                   be able to sell them prior to maturity. If
                                   you are able to sell your EPNs, you may
                                   receive less than you paid. You should be
                                   willing and able to hold your EPNs until the
                                   maturity date.

                                   Credit risk. EPNs are unsecured and
                                   unsubordinated obligations of the relevant
                                   RBS issuer. If RBS plc or RBS NV, as
                                   applicable, goes bankrupt or is unable to pay
                                   its debts, you could lose your full
                                   investment, even if the linked market measure
                                   is performing well. The notes are unsecured
                                   and not backed by FDIC insurance or any other
                                   governmental support. Further, all EPNs of
                                   the same issuing company carry the same
                                   credit risk.

                                   Tax consequences. Significant aspects of the
                                   U.S. federal income tax treatment of the EPNs
                                   are uncertain. You should consult your tax
                                   advisor before investing.

                                   See "Risk Factors" in the applicable
                                   prospectus for more information.

What do I pay when I buy an
Enhanced Participation Note?       EPNs are generally offered in new issue
                                   offerings at $1,000 per note. Part of the
                                   $1,000 you pay for each new issue EPN goes to
                                   the broker selling you the investment.
                                   Because the broker is paid a selling
                                   commission for its EPN sales, the broker is
                                   incentivized to sell you the EPN. This amount
                                   will be disclosed to you on the cover of the
                                   relevant prospectus. The $1,000 that you pay
                                   for each new issue EPN will also include
                                   hedging costs, principally reflecting a
                                   profit component built into the price that
                                   the RBS issuer may have paid to hedge its
                                   obligations under the EPN. As a result of
                                   these fees and costs, the value that you
                                   might expect to receive if you were able to
                                   resell your EPNs on the day that you purchase
                                   them will be less than $1,000.

What is RBS' role in selling
Enhanced Participation Notes?      The proceeds from the sale of EPNs will be
                                   used for the RBS issuer's general corporate
                                   purposes and, in part, by RBS plc, RBS NV or
                                   its affiliates in connection with hedging the
                                   issuer's obligations under the EPNs. RBS
                                   Securities Inc., a U.S. broker-dealer, will
                                   be paid an underwriting discount or selling
                                   commission for EPNs offered through it. RBS
                                   Securities Inc. and its affiliated companies
                                   also expect to engage in trading, hedging and
                                   investment activities related to the EPNs or
                                   any of the linked market measures.

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

                                                                     page 3 of 4

RBS Investor Products

RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity: Protection, Fixed Buffer, Contingent Buffer and Full Exposure. These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products. The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance. Capped EPNs are available only in the Fixed Buffer, Contingent Buffer or Full Exposure.

Any payment on the EPNs remains subject to the credit risk of RBS plc or RBS NV, as applicable, as the issuer of the EPNs, and The Royal Bank of Scotland plc ("RBS Group") or RBS Holdings N.V. ("RBS Holdings"), as applicable, as guarantor of the issuer's obligations under the EPNs.


RISK
Protection
REWARD

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor. These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments. These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.


RISK
Fixed Buffer
REWARD

Fixed Buffer investments provide a modest buffer at maturity against downside market movements. These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer. You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.


RISK
Contingent Buffer
REWARD

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities. If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements. These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion. You can lose some or all of your investment.


RISK
Full Exposure
REWARD

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset. These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy. You can lose some or all of your investment.

IMPORTANT NOTICE: RBS Group, RBS plc, RBS Holdings and RBS NV (collectively, the "RBS Entities") have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in the relevant registration statement and other documents, including the applicable EPN product supplement, related to this offering that has been filed with the SEC for more complete information about the RBS Entities and the offering of the securities. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, RBS plc, RBS NV, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and EPN product supplement if you request by calling toll free (866) 747-4332.

Dated May 11, 2011

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

page 4 of 4